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Exhibit 21.1

Name	Jurisdiction of Organization
Mattress Intermediate Holdings, Inc. (1)	Delaware
Mattress Holdco, Inc. (2)	Delaware
Mattress Holding Corp. (3)	Delaware
Mattress Firm, Inc. (4)	Delaware
Mattress Firm–Vision Park, LLC (4)	Delaware
The Mattress Venture, LLC (5)	Texas
Maggie's Enterprises, LLC (5)	Virginia
Mattress Firm–Arizona, LLC (5)	Arizona
Metropolitan Mattress Corporation (6)	Arizona

(1)
Wholly-owned subsidiary of Mattress Firm Holding Corp.

(2)
Wholly-owned subsidiary of Mattress Intermediate Holdings, Inc.

(3)
Wholly-owned subsidiary of Mattress Holdco, Inc.

(4)
Wholly-owned subsidiary of Mattress Holding Corp.

(5)
Wholly-owned subsidiary of Mattress Firm, Inc.

(6)
Wholly-owned subsidiary of Mattress Firm–Arizona, LLC

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  Exhibit 21.1